Filed pursuant to Rule 424(b)(3)
333-252817

BRIGHTHOUSE LIFE INSURANCE COMPANY

Supplement dated October 2, 2023 to the Prospectuses For the annuity contracts listed below

This supplement describes a change to the annuity contracts listed below issued by Brighthouse Life Insurance Company (“we” or “us”). This supplement should be read in its entirety and kept together with your prospectus for future reference. If you would like another copy of your prospectus, write to us at: P.O. Box 4261, Clinton, IA 52733-4261, call us at (833) 208-3018 or access the Securities and Exchange Commission’s website at http://sec.gov. Certain terms used in this supplement have special meanings. If a term is not defined in this supplement, it has the meaning given to it in the prospectus.

Administration Office Contact Information Change

Effective October 16, 2023, the contact information for the office that administers your Contract for certain Contract transactions will change. Please use the contact information listed below.

Income Payments • Requests to receive regular income payments	Brighthouse Life Insurance Company P.O. Box 4365 Clinton, IA 52733-4365 Telephone: 800-882-1292 Fax: 877-246-8424

• Death Claims for Contracts receiving Income Payments	Brighthouse Life Insurance Company P.O. Box 4364 Clinton, IA 52733-4364 Telephone: 800-882-1292 Fax: 877-245-8163

• General requests and elections for Contracts receiving Income Payments	Brighthouse Life Insurance Company P.O. Box 4363 Clinton, IA 52733-4363 Telephone: 800-882-1292 Fax: 877-246-8424

All other requests and elections and general inquiries	Brighthouse Life Insurance Company P.O. Box 4261 Clinton, IA 52733-4261 Telephone: 888-243-1932 Fax: 877-246-8424

We will continue to accept requests and elections at the old address until close of the New York Stock Exchange on December 15, 2023. After this date, requests and elections, (including payments) sent to an address other than the ones provided above, may be returned or there may be a delay in processing requests or applying payments.

H1 SVA_LiqBen Supp

This change does not affect any of your contractual provisions. All rights and benefits you have with your contract remain the same.

Supplement to the following prospectuses:

Brighthouse Retirement Account Liquidity Benefit	Fixed Annuity (Strategic Value Annuity)

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE